Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made as of August 28, 2014 and is effective as of August 1, 2014 (the “Effective Date”), by and between Sports Field Holdings, Inc. a Nevada corporation with its principal place of business located at 176 East Main Street, Westborough, Massachusetts 01581, (the “Company”) and Jeromy Olson, an individual with an address located at 1151 Glidden Avenue, DeKalb, Illinois 60115 (“Mr. Olson”) (the Company and Mr. Olson together the “Parties” or individually a “Party”).

WHEREAS, the Company is engaged in the business of product development, engineering, manufacturing and construction that designs and builds athletic facilities, as well as supplies its own proprietary high-end synthetic turf products to the sports industry;

WHEREAS, Mr. Olson provides services that are similar to those generally performed by a company’s chief revenue officer or head of sales and marketing; and

WHEREAS, the Company and Mr. Olson desire to enter into this Agreement, pursuant to which Mr. Olson will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and Mr. Olson, intending to be legally bound, hereby agree as follows:

A.            Engagement

Mr. Olson shall provide the Services defined below in Section C herein for the Company, reporting to its Chief Executive Officer and Chief Operating Officer (the “Engagement”). In this capacity, Mr. Olson agrees to devote his best efforts, energies and skill to the full discharge of his duties and responsibilities.

B.            Term

Services under this Agreement have commenced on August 1, 2014 (the “Commencement Date”) and shall continue through February 1, 2016 (the “Initial Term”); unless earlier terminated in accordance with the provisions of Section H below. In the event that neither Party has provided the other Party with written notice by the date that is sixty days prior to the last day of the Initial Term or, if applicable, the Renewal Term (as hereinafter defined), of such Party’s intent that this Agreement terminate immediately upon expiration of such term, then this Agreement shall be extended for subsequent six-month terms (each a “Renewal Term”).

C.               Services to be Performed

               1. During the Term of this Agreement, Mr. Olson shall serve the Company in the capacity of Chief Revenue Officer and will provide services that are similar to those generally performed by a company’s chief revenue officer or head of sales and marketing, which shall include overseeing the Company’s sales activities, and such additional services which are substantially set forth in Exhibit A attached hereto, to the best of his ability (the “Services”).

2.    Mr. Olson will use the highest degree of skill and expertise to professionally accomplish the Services within the Term of this Agreement and to project a positive image of the Company, in accordance with the Company’s policies and procedures and applicable law.

D.            Compensation for Services

1.    Fees for Services. In consideration of the Services rendered by Mr. Olson and Mr. Olson’s other obligations under this Agreement, the starting monthly base compensation (the “Base”) for this position will be Four Thousand and 00/100 Dollars ($4,000) and, upon the Company’s (i) achieving revenues of at least $6,000,000 or (ii) the Company completing an equity financing of at least $2,000,000, the Base will increase to $8,000 per month. In addition, Mr. Olson will be eligible to earn an annual bonus (the “Bonus”), beginning with the fiscal year ended December 31, 2015. The Bonus will be determined by the Board of Directors in its sole discretion, with consideration being given to factors such as net income and EBITDA for such fiscal year.

2.    Options. As further inducement for the Services to be rendered by Mr. Olson and Mr. Olson under this Agreement, the Company shall issue Mr. Olson (i) 30,000 shares of common stock of the Company upon the execution of this Agreement, (ii) 30,000 shares of common stock of the Company on the sixth month anniversary of the date of this Agreement, (iii) 40,000 shares of common stock of the Company on the one year anniversary of the date of this Agreement, and (iv) options to purchase 100,000 shares of common stock of the Company on such terms and at the same exercise price as those options issued to members of the senior management team. Such Options shall vest on July 1, 2015 and shall have a five year term.

3.    Reimbursement of Reasonable Business Expenses. The Company shall reimburse Mr. Olson for the following reasonable expenses directly attributable to and incurred in connection with the performance of Services due to the Engagement under this Agreement: (a) all reasonable and necessary out-of-pocket expenses and travel expenses, including airfare and train fares, lodging, meals, tolls and customer entertainment; (b) highway mileage in Mr. Olson’s personal vehicle at a given number of cents per mile based on the standard set by the IRS; and (c) all reasonable and customary office costs incurred in connection with the performance of Services under the Engagement including postage, office supplies, internet connections, telephone and facsimile charges but excluding office rent and other general overhead expenses, provided that Mr. Olson first submits appropriate, written, audit-worthy documentation to the Company supporting such expenses (including receipts) and the Company authorizes the same, which authorization shall not be unreasonably withheld (all, collectively, the “Approved Expenses”). Mr. Olson shall use his best judgment to both control and limit the expenses incurred in connection with this Agreement, and to obtain all available discounts, rebates and allowances as would a reasonable business person.

4.    Mr. Olson acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation and reimbursements payable to it for the Engagement and the provision of the Services of Mr. Olson, and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to Mr. Olson as a result of the provision of Services hereunder.

E.            Ownership of Materials

1.    Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the “Creative Materials”), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

2.     Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Mr. Olson shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3.    Disclosure; Cooperation. Mr. Olson shall promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. Mr. Olson agrees, at the Company’s reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Mr. Olson to the Company in performing the Services hereunder.

4.         Mr. Olson’s Obligations. With respect to any Creative Materials, Mr. Olson shall:

(a)	Treat all information with respect thereto as Confidential Information of the Company;
(b)	Keep complete and accurate records thereof, which records shall be the property of the Company;

(c)	Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;
(d)	From time to time, upon the request and at the expense of the Company, but without payment to Mr. Olson by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;
(e)	Testify in any proceedings or litigation as to any Creative Materials; and
(f)	In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

F.           Confidentiality

1.     Confidential Information. Mr. Olson acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information (“Confidential Information”) to Mr. Olson, in order for Mr. Olson to perform the Services pursuant to this Agreement. Mr. Olson shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company’s prior written permission except to the extent necessary to perform the Services on the Company’s behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic or electronically recorded materials furnished by the Company for Mr. Olson to use;
(b)	Any written or tangible information stamped “confidential,” “proprietary” or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;
(c)	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d)	Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company’s proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;
(e)	Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Mr. Olson gained knowledge as a result of providing Services to the Company;
(f)	Any data, deliverables or other work product or information generated or developed by Mr. Olson in connection with the performance of Services under this Agreement, including all Creative Materials; and
(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of Mr. Olson;
(b)	is rightfully in Mr. Olson’s possession at the time of disclosure by the Company, as evidenced by Mr. Olson’s written records maintained in the ordinary course of business; or
(c)	is obtained, after the Commencement Date, by Mr. Olson from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

2.     At any time upon request of the Company or upon Termination of this Agreement, Mr. Olson shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property (including but not limited to document files, computer disks, keys and keyfobs) furnished to Mr. Olson, by the Company and all other materials prepared by Mr. Olson, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3.     Notwithstanding the return of Confidential Information or the Termination of this Agreement, Mr. Olson, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney’s fees and costs expended in such action from Mr. Olson.

G.          Exclusivity

During the term of this Agreement, Mr. Olson shall not provide services to any direct or indirect competitor of the Company. A competitor shall be defined for this Agreement as an entity engaged in the business of designing and building athletic facilities, as well as any synthetic turf products.

H.          Termination

1.    Generally. This Agreement will terminate automatically, each a “Termination Date:” (a) upon the expiration of the Initial Term or a Renewal Term for which a notice of non-renewal has been sent; (b) upon mutual agreement of the Parties; (c) in the event either Party becomes insolvent or a petition in bankruptcy is filed or any insolvency proceedings are instituted by or against either Party, or either Party liquidates its business; or (d) upon Mr. Olson’s death.

2.    By Mr. Olson’s Disability. The Company reserves the right to terminate this Agreement if Mr. Olson suffers any physical or mental illness or incapacity that has prevented Mr. Olson from substantially performing all of the Services of the Engagement for a period of thirty (30) continuous calendar days or more during the Term.

3.    By the Company for Cause. The Company may terminate this Agreement for Cause by action of its Board of Directors. For purposes of this Agreement, “Cause” shall mean: (a) Mr. Olson’s conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (b) the deliberate engaging by Mr. Olson in gross misconduct which is materially injurious to the Company, monetarily or otherwise such as fraud or embezzlement; or (c) Mr. Olson’s failure to observe or perform any of the material terms or provisions of this Agreement, or the Services hereunder, which failure remains uncured following thirty (30) days’ prior written notice from the Company.

4.    Upon Termination of this Agreement for Cause, Mr. Olson will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company’s Board of Directors of the Company. Upon termination for cause, Mr. Olson will receive any unpaid Monthly Fee or Approved Expenses earned through the Termination Date. The Company shall be entitled to a refund or non-payment of a pro rata portion of or the balance of any Monthly Fee previously tendered but not yet earned as of the Termination Date, in addition to the reimbursement of any other prepaid or overpaid expenses.

I.            Indemnification

1.    The Company agrees to defend, indemnify and hold Mr. Olson harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; and (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

2.    Mr. Olson agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by Mr. Olson of his warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of Mr. Olson; and (c) the failure of Mr. Olson to comply with all legal requirements to the best of his knowledge at the time.

3.    The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4.    The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

J.           Survival

The obligations of the Parties pursuant to Sections E, F and I shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

K.          Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that Mr. Olson, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Mr. Olson. Mr. Olson acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Mr. Olson, and shall make no state temporary disability or family leave insurance payments on behalf of Mr. Olson, and Mr. Olson agrees that Mr. Olson will not be entitled to these benefits in connection with performance of the Services under this Agreement. Mr. Olson acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which Mr. Olson, may be entitled to receive in connection with the performance of the Services under this Agreement. Mr. Olson is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

L.          Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of Mr. Olson are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M.          Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

N.          Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws State of New Jersey, USA, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New Jersey, USA, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

O.          Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Mr. Olson shall be delivered to the attention of Mr. Olson. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

P.          Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

Sports Field Holdings, Inc.

By:	/s/ Joseph DiGeronimo	/s/ Jeromy Olson
	Name: Joseph DiGeronimo	JEROMY OLSON, an individual
Title: Chief Executive Officer

Date: August 28, 2014		Date: August 28, 2014